Exhibit 99.2

NEWS RELEASE

NOBLE ENERGY DETAILS 2016 OUTLOOK AND GUIDANCE

•	Total 2016 capital estimated at $1.5 billion, approximately 50 percent lower than 2015

•	Focus on managing within total cash flows and maintaining financial strength in the current commodity environment

•	Targeting two-thirds of capital program to onshore U.S. unconventional assets and one-third to offshore development and exploration

•	Expect full-year sales volumes up 10 percent over 2015 reported totals (consistent with full-year 2015 pro-forma for the Rosetta Resources Inc. merger)

•	Anticipate liquids volumes will increase by approximately 20 MBbl/d over 2015 reported total

HOUSTON (February 17, 2016) - Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or “the Company”) today provided full 2016 annual guidance. As previously indicated, capital expenditures, including capitalized interest, for 2016 are expected to total $1.5 billion, and average sales volumes for the year are projected to be approximately 390 thousand barrels of oil equivalent per day (MBoe/d).

David L. Stover, the Company's Chairman, President and CEO, commented, “Starting early last year, we successfully executed on our strategy to align activity levels and underlying costs with the current market outlook, while maintaining strong operating momentum. These actions enabled us to enter 2016 with line of sight on managing the business within total cash flow. Protecting our balance sheet is fundamental in this environment. Our 2016 capital program ensures financial strength and high operating capability, while building long-term value for the shareholders. Although we are not focused on accelerating near-term production growth into a challenging commodity market, our ability to maintain, and even grow production, with a much reduced capital program than last year, is a testament to both our asset quality and portfolio diversity. We have tremendous optionality in how we allocate capital, and we will continue to optimize activity levels as we proceed throughout the year.”

Initial Capital Program

The Company’s 2016 capital program represents an approximate 50 percent reduction from 2015 levels (pro-forma for Rosetta). Investments in onshore U.S. unconventional development comprise two-thirds of the total. Activity will be primarily focused on drilling, completion and associated midstream investments in the Wells Ranch and East Pony IDPs in the DJ Basin, while also furthering development of the Eagle Ford and delineation of the Delaware Basin assets. Capital expenditures in the Marcellus Shale will be limited to the completion of certain previously-drilled wells, primarily located in non-operated dry gas areas.

Noble Energy’s total onshore U.S. rig count is expected to fluctuate between three and four horizontal rigs throughout the year. Two rigs are planned on average for the DJ Basin, while the Eagle Ford and Delaware Basin assets will utilize between one and two rigs combined. The Company anticipates drilling approximately 115 wells to total depth, 80 percent of which are planned in the DJ Basin, where activity will be focused on maximizing lateral lengths and enhancing completion techniques. Remaining drilling activity is split relatively evenly between the Eagle Ford and Delaware Basin. Approximately 215 wells are anticipated to commence production in the U.S. unconventional business during the year.

The remaining one-third of the capital program is allocated to offshore development and exploration activities. This is mainly driven by the deepwater Gulf of Mexico, including the completion of the Gunflint major project. Noble Energy anticipates drilling two to three offshore exploration wells, including the Silvergate prospect and an appraisal at the Katmai oil discovery. International capital expenditures include the Alba compression project in Equatorial Guinea and certain pre-FID expenditures for the advancement of Eastern Mediterranean projects.

Anticipated capital expectations by business unit:

Initial 2016 Capital Program ($ MM)
DJ Basin	$600	Gulf of Mexico	$250
Eagle Ford	$150	West Africa	$75
Delaware	$100	Eastern Med.	$100
Marcellus Shale	$150	Other	$75
U.S Unconventional	$1,000	Offshore / Other	$500

		Total Company	$1,500

Sales Volumes
Full year sales volumes are anticipated to average approximately 390 MBoe/d for 2016, which represents a 10 percent increase over 2015 reported totals and essentially flat pro-forma for the Rosetta merger. Liquids are anticipated to comprise 45 percent of total 2016 volumes (32 percent crude oil and condensate and 13 percent natural gas liquids) with the remaining 55 percent natural gas.

For the full year, total liquids volumes are anticipated to be up approximately 20 MBbl/d over last year, with the increase split relatively evenly between crude oil and natural gas liquids.

In the Gulf of Mexico, oil volumes are expected to be up substantially due to the impact of the Big Bend and Dantzler projects, which commenced production in late 2015, and the Gunflint development on schedule for startup in mid-2016. The increase in the Gulf of Mexico will more than offset anticipated downtime associated with the Alba compression project installation in Equatorial Guinea. Project installation is underway and expected complete early in the second quarter of 2016. The Company is anticipating natural gas sales volumes in Israel, which is driven by demand trends, to be consistent with 2015 levels. Natural gas exports to neighboring countries could commence in 2016, offering additional upside to the Company’s guidance.

In the U.S. unconventional business and based on planned drilling and completion activity, volumes from the DJ Basin are expected to be down some, while Marcellus and Texas (pro-forma) production are expected to show year on year increases.

First quarter 2016 sales volumes are expected to average between 395 and 405 MBoe/d, down from the fourth quarter of 2015 primarily as a result of downtime associated with the Alba compression project. Full detailed first quarter 2016 guidance is provided in the Company’s supplemental slides for today’s upcoming conference call. The slides are available on the Company’s website.

2016 Full-year Operational and Financial Guidance
The breakdown of our estimated annual average daily volumes for 2016 by product and location is:

Crude Oil and Condensate (MBbl/d)
United States         94 - 98
Equatorial Guinea         24 - 28
Equatorial Guinea - equity method investment     1 - 2

Natural Gas Liquids (MBbl/d)
United States        45 - 50
Equatorial Guinea - equity method investment     4 - 5

Natural Gas (MMcf/d)
United States         820 - 850
Equatorial Guinea         190 - 210
Israel         240 - 265

Equity method investments include income generated from the methanol facilities, the LPG plant in Equatorial Guinea, as well as the CONE MLP. Equity method income for 2015 is estimated at $90 to $110 million.

Costs and Expenses
Lease operating ($ per BOE)        $ 4.20 - $ 4.50
Transportation and gathering ($ per BOE)        $ 2.90 - $ 3.10
Depreciation, depletion and amortization ($ per BOE)    $16.00 - $16.50

Production and ad valorem taxes        4.7 - 5.2% of oil, gas and NGL revenues

Marketing and processing ($ per BOE)        $0.55 - $0.70
Exploration ($ MM)        $330 - $380
General and administrative ($ MM)        $420 - $450
Interest, net* ($ MM)        $310 - $330
*Capitalized interest is estimated to be $100 million.

Other Items
Effective tax rate         35 - 45%
Deferred tax ratio         80 - 100%
Outstanding shares - diluted           430 - 440 million

Tax guidance is applicable to earnings before unrealized mark-to-market gain / loss on commodity derivatives and other items typically not factored in by analysts.

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets spanning three continents. Founded more than 80 years ago, the company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People’s Lives®. For more information, visit www.nobleenergyinc.com

Investor Contacts
Brad Whitmarsh
(281) 943-1670
brad.whitmarsh@nblenergy.com

Megan Repine
(832) 639-7380
megan.repine@nblenergy.com

Media Contacts
Reba Reid
(713) 412-8441
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

Forward Looking Statements
This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes,” “expects”, “intends”, “will”, “should”, “may”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They include estimates of oil and natural gas reserves, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission. These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.